UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2017

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 24, 2017, registrant issued a press release entitled “Halliburton Announces First Quarter 2017 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2017 RESULTS

•	Reported loss from continuing operations of $0.04 per diluted share

•	Adjusted income from continuing operations of $0.04 per diluted share, excluding costs related to an early extinguishment of debt

HOUSTON - April 24, 2017- Halliburton Company (NYSE:HAL) announced today a loss from continuing operations of $32 million, or $0.04 per diluted share, for the first quarter of 2017. This compares to a loss from continuing operations for the fourth quarter of 2016 of $149 million, or $0.17 per diluted share. Adjusted income from continuing operations for the first quarter of 2017, excluding costs related to an early extinguishment of debt, was $34 million, or $0.04 per diluted share. This compares to adjusted income from continuing operations for the fourth quarter of 2016, excluding impairments and other charges and a class action lawsuit settlement, of $35 million, or $0.04 per diluted share.

“Our total company revenue was $4.3 billion, a 6% improvement sequentially, while operating income was $203 million for the quarter. North America activity increased rapidly during the first quarter, which was highlighted by our U.S. land revenue growth of nearly 30%, outperforming the sequential average U.S. land rig count growth of 27%. In the international markets, activity declines due to seasonality were exacerbated by the current cyclical headwinds,” said Dave Lesar, CEO.

“First quarter revenue in North America increased 24% sequentially, significantly outperforming our largest peer. This result was primarily driven by increased activity in our pressure pumping and well construction product service lines. The first quarter is best described as one of change, but I love the opportunity that is developing in North America because our strategy is designed to take advantage of that opportunity,” remarked Jeff Miller, President.

“Eastern Hemisphere revenue declined by 12% sequentially, due to seasonality, reduced activity and pricing pressure. While we believe that the first quarter represents the bottom in the Eastern Hemisphere rig count, the full year average for 2017 will likely be only marginally higher than the full year average for 2016.

“Latin America revenue increased by 8% sequentially. This increase was primarily due to improved activity levels in Brazil and Mexico. Although we are seeing improvement in certain basins, there are a variety of country specific headwinds that must be overcome for a meaningful recovery in this region.

“We are in the midst of a unique and challenging cycle with very different dynamics between the North American and international markets. We are the execution company. I am excited by the activity I see in North America and confident in our ability to manage through any challenges in the international markets,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2017 was $2.6 billion, an increase of $336 million, or 15%, from the fourth quarter of 2016, while operating income was $147 million, an increase of $62 million, or 73%. These improvements were primarily due to improved pressure pumping pricing and utilization in the United States land market, partially offset by a decline of completion tool sales in the Gulf of Mexico. International revenue was negatively impacted by the seasonal decline in year-end completion tool sales across the Eastern Hemisphere, and partially offset by increased activity in the Middle East and Latin America.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2017 was $1.7 billion, a decrease of $78 million, or 4%, from the fourth quarter of 2016, while operating income was $122 million, a decrease of $126 million, or 51%. These reductions resulted primarily from lower software sales across all regions, as well as lower pricing and decreased fluid sales in the Middle East. The decreases were partially offset by improved fluid sales and project management activity in Mexico.

Geographic Regions

North America

North America revenue in the first quarter of 2017 was $2.2 billion, a 24% increase sequentially. This improvement was driven primarily by increased pricing and utilization throughout the United States land sector, particularly pressure pumping and well construction product service lines.

International

International revenue in the first quarter of 2017 was $2.0 billion, an 8% decrease sequentially, resulting primarily from lower activity in completion tools, Landmark, fluid services and project management.

Latin America revenue in the first quarter of 2017 was $463 million, an 8% increase sequentially, driven by increased activity in well completion, fluid services and production solutions in Brazil, as well as pressure pumping, fluid services and project management in Mexico.

Europe/Africa/CIS revenue in the first quarter of 2017 was $604 million, an 11% decrease sequentially, resulting primarily from reduced well completion services and stimulation activity in Angola, weather-related reduced activity in the North Sea and Russia, and a decrease in drilling activity in Nigeria.

Middle East/Asia revenue in the first quarter of 2017 was $981 million, a 12% decrease sequentially, with reduced pricing and activity across the region, particularly completion tools sales, project management and drilling services.

Corporate and Other

Halliburton redeemed $1.4 billion of debt during the first quarter of 2017, which included $400 million of 5.90% senior notes due September 2018 and $1.0 billion of 6.15% senior notes due September 2019. This redemption resulted in $104 million in costs related to the early extinguishment of debt, which included the redemption premium and a write-off of the remaining original debt issuance costs and debt discount, partially offset by a gain from the termination of related interest rate swap agreements.

Selective Technology & Highlights

•
Halliburton signed a contract with Shell Iraq Petroleum Development to provide drilling services for sustained production at Shell's Majnoon Oil Field in Southern Iraq. Under the contract, Halliburton will mobilize three rigs to drill development wells and carry out workover activities over the next two years.

•
Halliburton released Cruzer™ depth-of-cut rolling element, an innovative drill bit technology designed to increase tool face control without reducing drilling efficiency. This provides operators with the ability to increase their rate of penetration at a lower cost per foot for improved economics.

•
Halliburton entered into the second phase of a technology cooperation agreement with Petrobras which will advance collaboration in a diverse set of projects targeting complex reservoirs such as deepwater pre-salt and mature fields. The project collaboration uses Halliburton's Brazil Technology Center in Rio de Janeiro. The agreement will facilitate the development of innovative solutions in geophysics, drilling and completions, reservoir characterization, well testing, flow assurance and production.

•
Halliburton's Completion Tools product service line recently set an industry record for a successful operation of a toe sleeve. The performance of its RapidStart® Initiator CT (casing test) sleeves opening up after 32 months down hole in two separate wells of over 7,000 feet with static bottom hole temperatures up to 215 degrees Fahrenheit. The sleeves also were functional at a total pressure of 10,000 psi, and provided a 30-minute casing integrity test.

•
Halliburton introduced SPECTRUMSM FUSION, a hybrid coiled tubing service which combines diagnostic and intervention capabilities in a single trip downhole. The FUSION service includes the first real-time system in the market using hybrid cable technology that combines fiber optic and electric to provide downhole communication and continuous power for a variety of diagnostic applications. The cable is conveyed through coiled tubing to deliver intervention, diagnostic and reservoir assessment services in one trip downhole to help customers achieve greater efficiency, safer operations and a higher return on investment.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With approximately 50,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the resolution of class action lawsuits; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2017	2016	2016
Revenue:
Completion and Production	$2,604	$2,324	$2,268
Drilling and Evaluation	1,675	1,874	1,753
Total revenue	$4,279	$4,198	$4,021
Operating income (loss):
Completion and Production	$147	$30	$85
Drilling and Evaluation	122	241	248
Corporate and other (a)	(66)	(46)	(111)
Impairments and other charges	—	(2,766)	(169)
Merger-related costs (b)	—	(538)	—
Total operating income (loss)	203	(3,079)	53
Interest expense, net (c)	(242)	(165)	(137)
Other, net	(18)	(47)	(91)
Loss before income taxes	(57)	(3,291)	(175)
Income tax benefit	25	875	22
Loss from continuing operations	(32)	(2,416)	(153)
Loss from discontinued operations, net	—	(2)	—
Net loss	$(32)	$(2,418)	$(153)
Net loss attributable to noncontrolling interest	—	6	4
Net loss attributable to company	$(32)	$(2,412)	$(149)
Amounts attributable to company shareholders:
Loss from continuing operations	$(32)	$(2,410)	$(149)
Loss from discontinued operations, net	—	(2)	—
Net loss attributable to company	$(32)	$(2,412)	$(149)
Basic and diluted net loss per share	$(0.04)	$(2.81)	$(0.17)
Basic and diluted weighted average common shares outstanding	867	858	865

(a) Includes a $54 million charge related to the class action lawsuit settlement for the three months ended December 31, 2016.
(b) Includes $464 million of charges taken in the three months ended March 31, 2016 for the reversal of assets held for sale accounting.
(c) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the three months ended March 31, 2017.
See Footnote Table 1 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income from Continuing Operations.
See Footnote Table 2 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2017	2016
Assets
Current assets:
Cash and equivalents	$2,107	$4,009
Receivables, net	4,008	3,922
Inventories	2,295	2,275
Prepaid income taxes	555	585
Other current assets	863	886
Total current assets	9,828	11,677

Property, plant and equipment, net	8,415	8,532
Goodwill	2,419	2,414
Deferred income taxes	2,141	1,960
Other assets	2,082	2,417
Total assets	$24,885	$27,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,006	$1,764
Accrued employee compensation and benefits	544	544
Current maturities of long-term debt	97	163
Other current liabilities	1,195	1,552
Total current liabilities	3,842	4,023

Long-term debt	10,812	12,214
Employee compensation and benefits	539	574
Other liabilities	703	741
Total liabilities	15,896	17,552

Company shareholders’ equity	8,951	9,409
Noncontrolling interest in consolidated subsidiaries	38	39
Total shareholders’ equity	8,989	9,448
Total liabilities and shareholders’ equity	$24,885	$27,000

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2017	2016
Cash flows from operating activities:
Net loss	$(32)	$(2,418)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation, depletion and amortization	383	346
Payment related to the Macondo well incident	(335)	—
Deferred income tax benefit, continuing operations	(132)	(857)
Working capital (a)	32	92
Impairments and other charges	—	2,766
Other	89	(100)
Total cash flows provided by (used in) operating activities	5	(171)

Cash flows from investing activities:
Capital expenditures	(265)	(234)
Proceeds from sales of property, plant and equipment	41	50
Other investing activities	(13)	(24)
Total cash flows used in investing activities	(237)	(208)

Cash flows from financing activities:
Payments on long-term borrowings	(1,566)	—
Dividends to shareholders	(156)	(154)
Other financing activities	63	77
Total cash flows used in financing activities	(1,659)	(77)

Effect of exchange rate changes on cash	(11)	(28)
Decrease in cash and equivalents	(1,902)	(484)
Cash and equivalents at beginning of period	4,009	10,077
Cash and equivalents at end of period	$2,107	$9,593
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2017	2016	2016
By operating segment:
Completion and Production	$2,604	$2,324	$2,268
Drilling and Evaluation	1,675	1,874	1,753
Total revenue	$4,279	$4,198	$4,021

By geographic region:
North America	$2,231	$1,794	$1,802
Latin America	463	541	428
Europe/Africa/CIS	604	778	676
Middle East/Asia	981	1,085	1,115
Total revenue	$4,279	$4,198	$4,021

Operating Income (Loss)
By operating segment:
Completion and Production	$147	$30	$85
Drilling and Evaluation	122	241	248
Total	269	271	333
Corporate and other	(66)	(46)	(111)
Impairments and other charges	—	(2,766)	(169)
Merger-related costs	—	(538)	—
Total operating income (loss)	$203	$(3,079)	$53

See Footnote Table 2 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016
As reported loss from continuing operations attributable to company	$(32)	$(149)

Adjustments:
Costs related to the early extinguishment of debt	104	—
Impairments and other charges	—	169
Class action lawsuit settlement	—	54
Total adjustments, before taxes (a)	104	223
Income tax benefit	(38)	(39)
Total adjustments, net of tax	$66	$184

Adjusted income from continuing operations attributable to company	$34	$35

As reported diluted weighted average common shares outstanding (b)	867	865
Adjusted diluted weighted average common shares outstanding (b)	871	868

As reported loss from continuing operations per diluted share (c)	$(0.04)	$(0.17)
Adjusted income from continuing operations per diluted share (c)	$0.04	$0.04

(a)
Management believes that income (loss) from continuing operations adjusted for costs related to the early extinguishment of debt, impairments and other charges, and class action lawsuit settlement is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. The adjustments remove the effects of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended March 31, 2017 and December 31, 2016.

(b)
As reported diluted weighted average common shares outstanding for the three months ended March 31, 2017 and December 31, 2016 excludes options to purchase four million and three million shares of common stock, respectively, as their impact would be antidilutive because our reported income from continuing operations attributable to company was in a loss position during each period. When adjusting income from continuing operations attributable to company in each period for the adjustments discussed above, these shares become dilutive.

(c)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016
As reported operating income	$203	$53

Impairments and other charges:
Severance costs	—	54
Country closures	—	37
Inventory write-downs	—	36
Fixed asset impairments	—	13
Intangible asset impairments	—	1
Other	—	28
Total Impairments and other charges	—	169

Class action lawsuit settlement	—	54

Adjusted operating income (a)	$203	$276

(a)
Management believes that operating income (loss) adjusted for impairments and other charges and a class action lawsuit settlement for the three months ended December 31, 2016 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Total Impairments and other charges" and "Class action lawsuit settlement" for the three months ended December 31, 2016. There were no such charges or costs for the three months ended March 31, 2017.

Conference Call Details
Halliburton will host a conference call on Monday, April 24, 2017, to discuss the first quarter 2017 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or (973) 453-2259 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or (404) 537-3406 outside of North America, using the passcode 69590119.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 24, 2017	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary